Exhibit 10(c)(viii) to the Annual
                                              Report on Form 10-K of
                                              W.W. Grainger, Inc. for the
                                              year ended December 31, 1994













                                     W.W. Grainger, Inc.

                              SUPPLEMENTAL PROFIT SHARING PLAN

                           (As Amended Effective January 1, 1995)


































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                                  W.W. Grainger, Inc.
                           SUPPLEMENTAL PROFIT SHARING PLAN
                        (As Amended Effective January 1, 1995)




   Article                                                         Page

     1            PURPOSE AND EFFECTIVE DATE                        1

     2            DEFINITIONS                                       1

     3            ADMINISTRATION                                    2

     4            ELIGIBILITY                                       2

     5            BENEFITS AND ACCOUNTS                             3

     6            VESTING                                           4

     7            AMENDMENT AND TERMINATION                         5

     8            MISCELLANEOUS                                     5




























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                         W.W. Grainger, Inc.
                   SUPPLEMENTAL PROFIT SHARING PLAN
                 (As Amended Effective January 1, 1995)



                  ARTICLE ONE.  PURPOSE AND EFFECTIVE DATE
                  ----------------------------------------

       1.1 Purpose of Plan. The purpose of this W.W. Grainger, Inc. Supplemental Profit Sharing Plan is to provide key executives with profit sharing and retirement benefits commensurate with their current compensation unaffected by limitations imposed by the Internal Revenue Code on qualified retirement plans. The Plan is intended to constitute an excess benefit plan, as defined in Section 3(36) of ERISA, and a "top hat" plan, as defined in Section 201(2) of ERISA.

       1.2 Effective Date. This Plan was originally established effective as of January 1, 1983. It was subsequently amended and restated by action of the Board of Directors on April 29, 1995. The effective date of the Plan as amended and restated herein is January 1, 1995.


                       ARTICLE TWO.  DEFINITIONS
                       -------------------------

       2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized.

            (a) "Retirement" shall have the same meaning as defined in paragraphs 7.1(a), (b), and (c) of the Profit-Sharing Plan.

            (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            (c) "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

            (d) 'Company' shall mean W.W. Grainger, Inc., a corporation organized under the laws of the State of Illinois, and subsidiaries thereof.

            (e) "Disability" shall have the same meaning as defined in paragraph 7.1(e) of the Profit-Sharing Plan.

            (f) "Employee" shall mean any person who is employed by the Company.

            (g) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

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            (h)  "Participant" shall mean any Employee selected by the
                 Committee to participate in this Plan pursuant to Article
                 Four.

            (i) "Plan" shall mean this W.W. Grainger, Inc. Supplemental Profit Sharing Plan.

            (j) "Profit-Sharing Plan" shall mean the W.W. Grainger, Inc. Employees Profit-Sharing Plan as amended from time to time.

       2.2 Gender and Number. Except when otherwise indicated by the context, any masculine term used in this plan also shall include the feminine; the plural shall include the singular and the singular shall include the plural.


                            ARTICLE THREE.  ADMINISTRATION
                            ------------------------------

       3.1 Administration by Committee. The Plan shall be administered by the Committee which shall be appointed by the Board of Directors of the Company from its own members. The membership of the Committee may be reduced, changed, or increased from time to time in the absolute discretion of the Board of Directors of the Company.

       3.2 Authority of Committee. The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to designate Participants, and to make all determinations that it deems necessary or advisable for the administration of the Plan.


                            ARTICLE FOUR.  ELIGIBILITY
                            --------------------------

       4.1 Participants. The Committee shall select the Employee or Employees who shall participate in this Plan, subject to the limitations set forth in Section 4.2. Once an Employee is designated a Participant, he shall remain a Participant for the purposes specified in Section 5.1 and/or Section 5.2 until the earlier of his death, retirement, disability, or termination of employment.

       4.2 Limitations on Eligibility. The Committee may select as Participants in this Plan only those Employees who are "Eligible Employees" in the Profit-Sharing Plan (as defined therein) and whose share of contributions and forfeitures under the Profit-Sharing Plan are limited by:










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


          (a)  Section 415 of the Code; or

          (b) Any other provision of the Code or ERISA, provided that the Employee is among "a select group of management or highly compensated Employees" of the Company, within the meaning of Sections 201, 301, and 401 of ERISA, such that the Plan with respect to benefits attributable to this subsection (b) qualifies for a "top hat" exemption from most of the substantive requirements of Title I of ERISA.


                             ARTICLE FIVE.  BENEFITS AND ACCOUNTS
                             ------------------------------------

       5.1 Accounts. An account shall be established for each Participant. Each year there shall be credited to each Participant's account the difference between (a) the aggregate amount of Company contributions and forfeitures which would have been allocated to the account of the Participant in the Profit-Sharing Plan without regard to the contribution limitations described in Section 4.2 hereof; and (b) the amount of Company contributions and forfeitures actually allocated to the account of the Participant in the Profit-Sharing Plan.

       5.2 Earnings Factor. In addition to the credit under Section 5.1, if any, an earnings factor shall be credited to each Participant's account at the end of each calendar quarter. Such earnings factor shall be equal to the rate of return that the Participant's account earned under the Profit-Sharing Plan for that calendar quarter; provided that the rate of return for a Participant who no longer has a Profit-Sharing Plan account shall be based upon the Participant's Profit-Sharing Plan investment allocation immediately prior to final distribution of his Profit-Sharing Plan account.

       5.3 Disability or Retirement. In the event of a Participant's termination of employment due to Disability or Retirement, the Participant's account balance under this Plan shall become payable to the Participant in the form of five annual installments, provided that an account balance less than $50,000 shall be paid in a lump sum within ninety (90) days after the end of the calendar quarter in which termination occurs.

       The amount of each annual installment shall be equal to the quotient obtained by dividing the value of the Participant's account balance on the effective date of the related employment termination (and on the date of each subsequent installment, as appropriate) by the number of years remaining in the distribution period including that installment. The Participant's account balance shall continue to accrue earnings, as specified in Section 5.2, until the entire account balance has been paid.

       The first annual installment shall be paid to the Participant within ninety (90) days after the end of the calendar quarter in which termination of employment occurs. The remaining four installments shall be paid in the first calendar quarter of each subsequent year.



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



       5.4 Termination Before Retirement. In the event of a Participant's termination of employment for any reason other than death, Disability, or Retirement, the Participant's vested account balance under this Plan shall become payable to the Participant in the form of five annual installments, in accordance with the payment provisions provided in Section 5.3, provided that an account balance less than $50,000 shall be paid in a lump sum within ninety (90) days after the end of the calendar quarter in which termination occurs.

       5.5 Death Benefit. In the event of a Participant's death, the Participant's entire remaining account balance shall be paid in a lump sum, within ninety (90) days after the end of the calendar quarter in which such death occurs, to the Participant's beneficiary, as such beneficiary was designated by the Participant in accordance with the Company's beneficiary designation procedures.

       In the event a Participant dies without having designated a beneficiary, or with no surviving beneficiary, the Participant's account balance shall be paid in a lump sum to the Participant's estate within ninety (90) days after the end of the calendar quarter in which death occurs.

       5.6 Alternative Payment Form. Notwithstanding the payment form provided in Sections 5.3 and 5.4, a Participant may at any time on or after his termination of employment petition the Committee to request that payment of his account balance be made in a form other than five annual installments. The Committee, at its sole discretion, shall make a binding determination as to whether such alternative form of payment will be allowed.

       5.7 Termination Before October 1, 1995. Notwithstanding the foregoing provisions of this Article Five, the account balance of a Participant who terminates employment for any reason before October 1, 1995 shall be paid at the same time and in the same method of payment as the Participant's account balance under the Profit-Sharing Plan.


                             ARTICLE SIX.  VESTING
                             ---------------------

       Vesting. Subject to Section 8.1, each Participant shall become vested in his account balance under this Plan at the same rate and at the same time as he becomes vested in his account balance in the Profit-Sharing Plan.

                          ARTICLE SEVEN.  AMENDMENT AND TERMINATION
                          -----------------------------------------

       7.1 Amendment. The Company shall have the power at any time and from time to time to amend this Plan by resolution of its Board of Directors, provided that no amendment shall be adopted the effect of which would be to deprive any Participant of his vested interest in his account under this Plan.

       7.2 Termination. The Company reserves the right to terminate this Plan at any time by resolution of its Board of Directors. Subject to
   Section 8.1, upon termination of this Plan, each Participant shall become fully vested in his account balance and such account balance shall become payable at the same time and in the same manner as provided in Article Five.


                        ARTICLE EIGHT.  MISCELLANEOUS
                        -----------------------------

       8.1 Funding. This Plan shall be unfunded. No contributions shall be made to any separate funding vehicle. The Company may set up reserves on its books of account evidencing the liability under this Plan. To the extent that any person acquires an account balance hereunder or a right to receive payments from the Company, such right shall be no greater than the right of a general unsecured creditor.

       8.2  Limitation of Rights.  Nothing in the Plan shall be construed to:

            (a) Give any Employee any right to participate in the Plan except in accordance with the provisions of the Plan;

            (b) Limit in any way the right of the Company to terminate an Employee's employment; or

            (c) Evidence any agreement or understanding, express or implied, that the Company will employ an Employee in any particular position or at any particular rate of remuneration.

       8.3 Nonalienation. No benefits under this Plan shall be pledged, assigned, transferred, sold or in any manner whatsoever anticipated, charged, or encumbered by an Employee, former Employee, or their beneficiaries, or in any manner be liable for the debts, contracts, obligations, or engagements of any person having a possible interest in the Plan, voluntary or involuntary, or for any claims, legal or equitable, against any such person, including claims for alimony or the support of any spouse.

       8.4 Controlling Law. This Plan shall be construed in accordance with the laws of the State of Illinois in every respect, including without limitation, validity, interpretation, and performance.


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


       8.5 Text Controls. Article headings are included in the Plan for convenience of reference only, and Plan is to be construed without any reference to such headings. If there is any conflict between such headings and the text of the Plan, the text shall control.

       IN WITNESS WHEREOF, the Company has caused this Plan, as amended and restated herein, to be signed and attested by its duly qualified officers and caused its corporate seal to be hereunto affixed on this 29th day of
   April, 1995.                                                 ----
   ------


                                   W.W. Grainger, Inc.




                                   By: /s/ D.W. Grainger
                                      ---------------------
                                              Chairman


   Attest:

   /s/ J.M. Baisley
   ------------------------
       Secretary



























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